THE MERGER FUND
FIRST AMENDMENT TO THE
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS FIRST AMENDMENT, dated as of the 19th day of January, 2011, to the Amended and Restated Custody Agreement, dated as of July 15, 2008 (the "Agreement"), is entered into by and between THE MERGER FUND, a Massachusetts trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the “Custodian”)

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement;

WHEREAS, Article XIV, Section 14.04 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D of the Agreement is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE MERGER FUND	U.S. BANK, N.A.

By: /s/ Bruce Rubin	By: /s/ Michael R. McVoy

Name: Bruce Rubin	Name: Michael R. McVoy

Title: Chief Operating Officer	Title: Vice President

Amended Exhibit D to the Amended and Restated Custody Agreement

DOMESTIC CUSTODY SERVICES ANNUAL FEE SCHEDULE The Merger Fund Effective January 1, 2011

Annual Fee Based Upon Market Value Per Fund
__ basis point on first $___
__ basis points on the balance

CCO Support Services - $___ per year

Portfolio Transaction Fees

$  __ per disbursement (waived if U.S. Bancorp is Administrator)
$  __ per US Bank repurchase agreement transaction
$  __ per book entry security (depository or Federal Reserve system) and non-US Bank REPO agrmt
$  __ per portfolio transaction processed through our New York custodian definitive security (physical)
$  __ per principal paydown
$  __ per option/future contract written, exercised or expired
$  __ per Cedel/Euroclear transaction
$  __ per mutual fund trade
$  __ per Fed Wire
$  __ per margin variation Fed wire
$  __ per short sale
$  __ per segregated account per year

ReportSource - $__ /month – Web reporting

• A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
• No charge for the initial conversion free receipt.
• Overdrafts – charged to the account at prime interest rate __.
• Plus out-of-pocket expenses and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fees are billed monthly.

Amended Exhibit D (continued) to the Amended and Restated Custody Agreement

GLOBAL SUB-CUSTODIAL SERVICES ANNUAL FEE SCHEDULE at January, 2011
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	__	$__	Lebanon	All	__	$__
Australia	All	__	$__	Lithuania	All	__	$__
Austria	All	__	$__	Luxembourg	All	__	$__
Bahrain	All	__	$__	Malaysia	All	__	$__
Bangladesh	All	__	$__	Mali*	All	__	$__
Belgium	All	__	$__	Malta	All	__	$__
Benin*	All	__	$__	Mauritius	All	__	$__
Bermuda	All	__	$__	Mexico	All	__	$__
Botswana	All	__	$__	Morocco	All	__	$__
Brazil	All	__	$__	Namibia	All	__	$__
Bulgaria	All	__	$__	Netherlands	All	__	$__
Burkina Faso*	All	__	$__	New Zealand	All	__	$__
Canada	All	__	$__	Niger*	All	__	$__
Cayman Islands*	All	__	$__	Nigeria	All	__	$__
Channel Islands*	All	__	$__	Norway	All	__	$__
Chile	All	__	$__	Oman	All	__	$__
China“A” Shares	All	__	$__	Pakistan	All	__	$__
China“B” Shares	All	__	$__	Peru	All	__	$__
Columbia	All	__	$__	Philippines	All	__	$__
Costa Rica	All	__	$__	Poland	All	__	$__
Croatia	All	__	$__	Portugal	All	__	$__
Cyprus*	All	__	$__	Qatar	All	__	$__
Czech Republic	All	__	$__	Romania	All	__	$__
Denmark	All	__	$__	Russia	Equities/Bonds	__	$__
Ecuador	All	__	$__	Russia	MINFINs	__	$__
Egypt	All	__	$__	Senegal*	All	__	$__
Estonia	All	__	$__	Singapore	All	__	$__
Euromarkets(3)	All	__	$__	Slovak Republic	All	__	$__
Finland	All	__	$__	Slovenia	All	__	$__
France	All	__	$__	South Africa	All	__	$__
Germany	All	__	$__	South Korea	All	__	$__
Ghana	All	__	$__	Spain	All	__	$__
Greece	All	__	$__	Sri Lanka	All	__	$__
Guinea Bissau*	All	__	$__	Swaziland	All	__	$__
Hong Kong	All	__	$__	Sweden	All	__	$__
Hungary	All	__	$__	Switzerland	All	__	$__
Iceland	All	__	$__	Taiwan	All	__	$__
India	All	__	$__	Thailand	All	__	$__
Indonesia	All	__	$__	Togo*	All	__	$__
Ireland	All	__	$__	Trinidad & Tobago*	All	__	$__
Israel	All	__	$__	Tunisia	All	__	$__
Italy	All	__	$__	Turkey	All	__	$__
Ivory Coast	All	__	$__	UAE	All	__	$__
Jamaica*	All	__	$__	United Kingdom	All	__	$__
Japan	All	__	$__	Ukraine	All	__	$__
Jordan	All	__	$__	Uruguay	All	__	$__
Kazakhstan	All	__	$__	Venezuela	All	__	$__
Kenya	All	__	$__	Vietnam*	All	__	$__
Latvia	Equities	__	$__	Zambia	All	__	$__
Latvia	Bonds	__	$__
* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.

Base Fee - A monthly base charge of $__ per account (fund) will apply.
▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Straight Through Processing – fees waived.

Cash Transactions:
▪	3rd Party Foreign Exchange – a Foreign Exchange transaction undertaken through a 3rd party will be charged $__.

Tax Reclamation Services: May be subject to additional charges depending upon the service level agreed.  Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $__ per claim.

Out of Pocket Expenses
▪
Charges incurred by U.S. Bank, N.A.  for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.